UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 29, 2004

BIG LOTS, INC.

(Exact name of registrant as specified in its charter)

Ohio	1-8897	06-1119097
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer Identification No.)
incorporation or organization)

300 Phillipi Road, Columbus, Ohio 43228

(Address of principal executive office) (Zip Code)

(614) 278-6800
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On October 29, 2004, Big Lots, Inc. (the “Company”), by and through certain of its subsidiaries, (i) repaid all amounts, including a make-whole premium, outstanding under and terminated all commitments related to $204 million in senior notes (the “Senior Notes”), (ii) repaid all amounts outstanding and terminated all commitments under its $300 million four-year secured credit facility scheduled to mature in May 2005 (the “2001 Credit Agreement”), and (iii) entered into a new $500 million five-year unsecured credit facility (including a letter of credit subfacility) scheduled to mature in October 2009 (the “2004 Credit Agreement”) which replaced the 2001 Credit Agreement. The proceeds of the 2004 Credit Agreement were used to repay all amounts outstanding under the Senior Notes and 2001 Credit Agreement.

The Senior Notes were privately placed pursuant to the Note Purchase Agreement dated as of May 1, 2001, among the Company, its subsidiary Big Lots Stores, Inc. (“BLSI”), and each of the Purchasers named therein. Principal maturities of the Senior Notes were $174 million in 2005, $15 million in 2006, and $15 million in 2007.

The 2001 Credit Agreement was entered into as of May 8, 2001, among BLSI, as borrower, certain other subsidiary Guarantors named therein, the Banks named therein, National City Bank, as administrative agent, lead arranger and a managing agent, PNC Bank, National Association and First Union National Bank, as documentation agents and managing agents, and Bank of America, N.A., The Bank of New York and Firstar Bank, N.A., as other managing agents.

In 2002, as part of amendments to the Note Purchase Agreement and the 2001 Credit Agreement, the Company provided certain collateral, consisting principally of its inventories, as security for the Senior Notes and the 2001 Credit Agreement. With the repayment and termination of the Senior Notes, the Note Purchase Agreement, and the 2001 Credit Agreement, these security interests were terminated.

The 2004 Credit Agreement was entered into among BLSI, as borrower, certain other subsidiary Guarantors named therein, the Banks named therein, PNC Bank, National Association, as syndication agent for the Banks, National City Bank, as administrative agent for the Banks, and Wachovia Bank, N.A., as documentation agent for the Banks. The 2004 Credit Agreement is furnished herewith as Exhibit 10.1. This summary of the 2004 Credit Agreement is qualified in its entirety by reference to Exhibit 10.1.

The proceeds of the 2004 Credit Agreement are available for general corporate purposes, working capital, and to repay certain indebtedness of the Company, including amounts due under the 2001 Credit Agreement and the Senior Notes. The interest rates, pricing and fees related to the 2004 Credit Agreement fluctuate based on BLSI’s debt rating. Loans made under the 2004 Credit Agreement may be prepaid by BLSI. The 2004 Credit Agreement contains financial and other covenants, including, but not limited to, limitations on indebtedness, liens and investments, as well as the maintenance of two financial ratios – a leverage ratio and a fixed charge coverage ratio. As with the 2001 Credit Agreement, a violation of these covenants could result in a default under the 2004 Credit Agreement which would permit the Banks to restrict the Company’s ability to further access the 2004 Credit Agreement for loans and letters of credit and require the immediate repayment of any outstanding loans under the 2004 Credit Agreement. As a condition to the Company making investments in Big Lots Capital, Inc., which is a subsidiary of BLSI but is not a Guarantor under the 2004 Credit Agreement, BLSI, the Company or another Guarantor must take a security interest in substantially all of the personal property of Big Lots Capital, Inc. Accordingly, Big Lots Capital, Inc. and BLSI have entered into the Security Agreement dated as of October 29, 2004, which is furnished herewith as Exhibit 10.2. This summary of the Security Agreement is qualified in its entirety by reference to Exhibit 10.2.

Item 1.02 Termination of a Material Definitive Agreement.

The discussion of the 2001 Credit Agreement and the Senior Notes set forth in response to Item 1.01 above is incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The discussion of the 2004 Credit Agreement set forth in response to Item 1.01 above is incorporated herein by reference.

Item 7.01 Regulation FD Disclosure.

On November 4, 2004, the Company issued a press release that announced: (i) October 2004 sales; (ii) the entry into the 2004 Credit Agreement; (iii) the payment of all amounts outstanding under and termination of the 2001 Credit Agreement; and (iv) the payment of all amounts outstanding with respect to the Senior Notes and the termination of the Note Purchase Agreement. A copy of the press release is furnished herewith as Exhibit 99.

Item 9.01 Financial Statements and Exhibits.

(c)	Exhibits

Exhibit No.	Description
10.1	Credit Agreement dated as of October 29, 2004, by and among Big Lots Stores, Inc., as borrower, the Guarantors named therein, the Banks named therein, PNC Bank, National Association, as syndication agent for the Banks, National City Bank, as administrative agent for the Banks, and Wachovia Bank, N.A., as documentation agent for the Banks.

10.2	Security Agreement dated as of October 29, 2004, by and between Big Lots Stores Inc. and Big Lots Capital, Inc.

99	Press release of Big Lots, Inc. dated November 4, 2004.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BIG LOTS, INC.

By: /s/ Charles W. Haubiel II

Charles W. Haubiel II
Vice President, General Counsel
and Corporate Secretary

Date: November 4, 2004